Exhibit 99.1

FOR IMMEDIATE RELEASE

CommunityBank of Texas Appoints Justin Long Senior Executive Vice President
and General Counsel

Houston, Texas, April 25, 2019 -- CBTX, Inc. (the “Company”) (NASDAQ: CBTX), the bank holding company for CommunityBank of Texas N.A. (the “Bank”), announced today that Mr. Justin M. Long, age 44, has been appointed as Senior Executive Vice President and General Counsel of CommunityBank of Texas, N.A. effective April 29, 2019.

“We are very pleased to have Justin join our executive team,” said Robert R. Franklin, Jr., the Chairman and Chief Executive Officer of the Company and the Bank.  “He is a highly regarded bank-lawyer who is a trusted advisor for our board of directors.  His experience and leadership will benefit us and our long-term strategy.”

Mr. Long has more than 19 years of legal experience representing financial institutions in a wide variety of corporate, regulatory and securities matters. Prior to joining the Bank, Mr. Long served as a partner at Norton Rose Fulbright US LLP from 2016 to 2019 where he represented financial institutions in corporate and regulatory matters, including the Company’s initial public offering.  Prior to joining Norton Rose Fulbright, Mr. Long was a partner at Bracewell LLP where he represented financial institutions in corporate and regulatory matters. Mr. Long received a bachelor’s degree in finance from The University of Texas and graduated from The University of Texas School of Law.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a $3.3 billion asset bank, offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in  Texas.  Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances orevents that occur after the date on which the forward-looking statement is made.

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Investor Relations:Media Contact:

James L. SturgeonAshley Warren

281.325.5013713.210.7622

investors@CBoTX.comawarren@CBoTX.com